Exhibit 99.2
COMPANY CONTACTS:

Investors/Analysts:
Matt Bond	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
FINAL
FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 26, 2006
PRA INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS
Pharma Bio-Research and Sterling Synergy Systems Acquisitions
Strong New Business Awards of $127.3 million
RESTON, Va., July 26, 2006 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for the second quarter ended June 30, 2006.
Second Quarter Financial Highlights
•	Acquisitions of Pharma Bio-Research and Sterling Synergy Systems increases 2006 service revenue guidance

•	Total new business awards increased 25.6% to $127.3 million, for a gross book to bill ratio of 1.82

•	Backlog increased 7.4% to $513.6 million

•	Service revenue decreased 7.8% to $70.1 million

•	Operating margin was 10.0%

•	Net income was $6.8 million

•	Earnings per diluted share was $0.28

•	Adjusted earnings per diluted share was $0.31, compared to $0.35 in the second quarter of 2005
“New business awards increased more than 25% under our new business development model, which has been in place for only two quarters,” said Pat Donnelly, PRA International President and Chief Executive Officer. “We anticipate a steady flow of proposals over the balance of the year with an emphasis on penetrating the large pharma sector. Ending backlog for the quarter was a healthy $513.6 million, up 7.4% over the second quarter a year ago, even with two significant project cancellations in the first half of this year.”

Donnelly added, “The strategic acquisition of Pharma Bio-Research greatly enhances our early phase development service offering, provides us with a solid bioanalytic lab platform, bolsters our already strong European presence, and complements our existing client base and therapeutic expertise. Integrating this transaction quickly will enable PRA to better serve our clients, especially those engaged in biotech, earlier in the drug development cycle. We expect to capitalize on our expanded early phase presence to drive additional work to late phase projects.”
“The Sterling acquisition expands our geographic footprint into India, increases our access to clinical sites and patients, and enhances our global data management platform. We already have a handful of clinical trials underway in our Mumbai office and several feasibility studies under consideration.”
Second Quarter and First Half Results
For the three-month period ended June 30, 2006, PRA generated service revenue of $70.1 million compared to $76.0 million in the second quarter of 2005. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue was $9.4 million during the quarter compared to $9.1 million in the same period a year ago. Second quarter income from operations was $7.0 million compared to $13.7 million in the same quarter in 2005. Second quarter 2006 income from operations included a non-cash charge of $832,000 for the adoption of SFAS No. 123R, “Share-Based Payment,” which the company adopted effective January 1, 2006. Net income for the quarter was $6.8 million, or $0.28 per diluted share. Earnings per diluted share for the second quarter 2006 include a non-cash stock option expense of $0.03 per diluted share, net of tax. Earnings per share figures are based on diluted shares outstanding of 24.6 million. PRA’s second quarter cash flow from operations was $22.2 million compared to $8.6 million in the year-ago quarter.
New business awards for the quarter rose 25.6 percent to $127.3 million, from $101.3 million during the same period last year. Gross book to bill ratio for the second quarter was 1.82 compared to 1.33 in the same period of 2005. Backlog at second quarter-end was approximately $513.6 million, up from $478.3 million on June 30, 2005. Cancellations for the quarter were $96.5 million, of which 70 percent was attributable to one full program. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, totaled 17 days, compared to one day during the second quarter 2005.
For the six month period ended June 30, 2006, service revenue totaled $139.3 million compared to $149.6 million in the first six months of 2005. Reimbursement revenue was $16.7 million compared to $17.0 million in the same period in 2005. Income from operations in the first six months 2006 was $15.6 million compared to $24.9 million a year ago. Six month 2006 income from operations included a non-cash charge of $1.9 million for the adoption of SFAS No. 123R. Net income for the first six months of 2006 was $12.9 million, or $0.53 per diluted share, compared to $15.5 million or $0.63 per diluted share a year ago. Earnings per diluted share for the first six months of 2006 include a non-cash stock option expense of $0.06 per diluted share, net of tax. For the six months ended June 30, 2006, cash flow from operations improved $22.2 million over the first half of 2005. As of June 30, 2006, PRA maintained cash and cash equivalents of $86.1 million and no significant long-term debt.
Outlook
“Our acquisitions this quarter build upon our strategic objectives of augmenting our service offerings and expanding our geographic reach,” said Donnelly. “With enhanced early phase development services, new laboratory services, expanded capabilities in Europe and India, and a business development model that continues to gain traction in the marketplace, we have additional platforms in place for future growth.”
Guidance
PRA is increasing its 2006 service revenue guidance to a range of $300 to $320 million. The Company is anticipating full-year fully diluted earnings per share in the range of 1.15 to 1.26, which includes some one-time integration charges and the issuance of additional shares associated with the Pharma Bio-Research transaction. The estimated impact of stock option expense is approximately $0.12 per share due to the adoption of SFAS 123R.
PRA will hold a conference call today at 9:00 a.m. Eastern time to provide supporting detail on second quarter and six month results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing 800-638-4817. A replay of the call will remain available at the site for 30 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: our ability to successfully integrate Sterling Synergy Systems and Pharma Bio-Research; the ongoing need for early phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project Assurance®, which represents the company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
-FINANCIAL TABLES FOLLOW-

PRA International
Consolidated Income Statements
Three Months and Six Months Ended June 30, 2006 and 2005
(Dollars, in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June	June	June	June
	30, 2006	30, 2005	30, 2006	30, 2005

Service revenue	70,089	76,031	139,293	149,624
Reimbursement revenue	9,357	9,124	16,709	16,983
Total revenue	79,446	85,155	156,002	166,607

Direct costs	36,566	34,159	71,741	69,436
Reimbursable out of pocket costs	9,357	9,124	16,709	16,983
Selling, general & admin	23,847	25,290	46,872	49,671
Depreciation and amortization	2,651	2,847	5,077	5,623
Income from operations	7,025	13,735	15,603	24,894
Interest income (expense), net	403	542	737	631
Other income (expense), net	(485)	(468)	(454)	(494)
Income before tax	6,943	13,809	15,886	25,031

Provision for income taxes	108	5,254	2,945	9,518
Net income	6,835	8,555	12,941	15,513

Earnings per share
Basic	$0.30	$0.38	$0.56	$0.69
Diluted	$0.28	$0.35	$0.53	$0.63

Number of shares
Basic	23,162	22,392	23,065	22,379
Diluted	24,578	24,624	24,488	24,597

Reconciliation of adjusted income from operations
Income from operations	7,025	13,735	15,603	24,894
Stock-based compensation	832	—	1,932	—
Adjusted income from operations (1)	7,857	13,735	17,535	24,894

Reconciliation of adjusted net income
Net income	6,835	8,555	12,941	15,513
Stock-based compensation (net of tax effect)	819	—	1,571	—
Adjusted net income (1)	7,654	8,555	14,512	15,513

Adjusted net income per share (1)
Basic	$0.33	$0.38	$0.63	$0.69
Diluted	$0.31	$0.35	$0.59	$0.63

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” exclude the effects of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	June	December	June
	30, 2006	31, 2005	30, 2005

Cash and marketable securities	86,066	73,640	68,241
Accounts receivable, net	52,219	41,237	43,777
Unbilled	38,024	44,189	27,578
Advanced billings	77,296	62,651	75,647
Working capital	62,376	41,760	23,489
Total assets	352,895	329,364	307,460
Equity	209,883	188,866	165,820

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